Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Array Technologies, Inc.

Albuquerque, New Mexico

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 6, 2022, relating to the consolidated financial statements of Array Technologies, Inc., and the effectiveness of internal control over financial reporting, of Array Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP

Austin, Texas

June 28, 2022